                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXHANGE ACT OF 1934



       Date of Report (Date of earliest event reported):September 26, 1997




                           ROMAC INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                     Florida
--------------------------------------------------------------------------------
                 (State of Other Jurisdiction of Incorporation)


         0-26058                                           59-3264661
--------------------------------------------------------------------------------
(Commission File Number)                        (IRS Employer Idenification No.)



120 West Hyde Park Place, Suite 150 Tampa, Florida            33606
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)


                                 (813)-251-1700
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)




                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

         This Report on Form 8-K contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenues, income or losses, capital expenditures, plans for future operations, the elimination of losses under certain programs, financings needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events, and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words, "anticipates," "expects", "plans," and variations thereof and similar expressions are intended to identify forward-looking statements.

         Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

         On October 9, 1997, the Company filed a report on Form 8-K with respect to the acquisition of the assets of Sequent Associates, Inc. At that time it was impracticable to provide the financial statements and pro forma financial information required to be filed therewith relative to the acquired assets, and the Company stated in such Form 8-K that it intended to file the required financial statements and proforma financial information as soon as practicable, but no later than 60 days from the date of that filing. By this amendment to such Form 8-K, the Company is amending and restating Item 7 thereof to include the required financial statements and pro forma financial information.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.
         Independent Auditor's Report
         Balance Sheet as of December 31, 1996
         Statement of Income and Retained Earnings for the Year Ended December 31, 1996
         Statement of Cash Flows for the Year Ended December 31, 1996
         Notes to Financial Statements
         Unaudited Interim Balance Sheet as of June 30, 1997
         Unaudited Interim Statements of Income and Retained Earnings for the Six Months Ended June 30, 1996 and 1997
         Unaudited Interim Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1997

         (b) PRO FORMA FINANCIAL INFORMATION.
         Introduction to Unaudited ProForma Combined Financial Information
         Pro Forma Combined Balance Sheet as of June 30, 1997 (Unaudited)
         Notes to Pro Forma Combined Balance Sheet as of June 30, 1997
         (Unaudited)
         Pro Forma Combined Statement of Operations for the year ended December 31, 1996 (Unaudited)
         Pro Forma Combined Statement of Operations for the six months ended June 30, 1997 (Unaudited)
         Notes to Pro Forma Combined Statements of Operations (Unaudited)

         (c)  EXHIBITS.

         Exhibit Number                               Description
         None

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           ROMAC INTERNATIONAL, INC.
                               (Registrant)



                           By:/s/ Thomas M. Calcaterra
                              Thomas M. Calcaterra, Chief Financial Officer and Secretary


                           Date: October 17, 1997

Board of Directors
Sequent Associates, Inc.
San Jose, California

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Sequent Associates, Inc. as of December 31, 1996, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sequent Associates, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            FRANK, RIMERMAN & CO. LLP

San Jose, California
March 12, 1997

                            SEQUENT ASSOCIATES, INC.

                                  BALANCE SHEET

                                December 31, 1996

                                 ASSETS (Note 3)

CURRENT ASSETS
    Cash                                                            $   277,219
    Accounts receivable, net of allowance for doubtful accounts
      of $13,000                                                      1,936,774
    Prepaid expenses and other                                           47,045
                                                                    -----------
                  Total current assets                                2,261,038
PROPERTY AND EQUIPMENT, net (Note 2)                                    282,593
OTHER ASSETS (Note 5)                                                    53,489
                                                                    -----------
                                                                    $ 2,597,120
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Bank borrowings (Note 3)                                        $   867,184
    Accounts payable                                                     95,773
    Accrued expenses (Note 7)                                           435,777
    Current maturities of notes payable (Note 3)                         46,178
    Current portion of capital lease obligations (Note 4)                 9,888
    Note payable to stockholder (Note 3)                                 82,000
                                                                    -----------
                  Total current liabilities                           1,536,800

NOTES PAYABLE, less current maturities (Note 3)                          93,516

CAPITAL LEASE OBLIGATIONS, less current portion (Note 4)                  9,280

COMMITMENTS (Note 4)

STOCKHOLDERS' EQUITY (Notes 5 and 6)
    Common stock, no par value; 2,500,000 shares authorized;
      1,187,500 shares issued and outstanding                           257,224
    Stockholder note receivable                                          (9,000)
    Retained earnings                                                   709,300
                                                                    -----------
                                                                        957,524
                                                                    -----------
                                                                    $ 2,597,120
                                                                    ===========




                        See Notes to Financial Statements

                            SEQUENT ASSOCIATES, INC.

                    STATEMENT OF INCOME AND RETAINED EARNINGS

                          Year Ended December 31, 1996

CONTRACTOR SERVICE FEES                                              $15,892,452

COST OF CONTRACTOR SERVICE FEES                                       11,765,440
                                                                     -----------

                  Gross Profit                                         4,127,012
                                                                     -----------

OPERATING EXPENSES
    Salaries and related benefits                                      2,331,485
    Selling and marketing                                                791,900
    Facilities and related                                               158,295
    General and administrative                                           559,139
                                                                     -----------
                                                                       3,840,819
                                                                     -----------

                  Operating income                                       286,193

INTEREST EXPENSE, net                                                     64,744
                                                                     -----------

                  Income before provision for income taxes               221,449

PROVISION FOR INCOME TAXES                                                   800
                                                                     -----------

                  Net income                                             220,649

RETAINED EARNINGS, beginning of year                                     488,651
                                                                     -----------

RETAINED EARNINGS, end of year                                       $   709,300
                                                                     ===========


                        See Notes to Financial Statements

                            SEQUENT ASSOCIATES, INC.

                             STATEMENT OF CASH FLOWS

                          Year Ended December 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                        $ 220,649
    Adjustments to reconcile net income to net cash provided by operating activities:
        Allowance for doubtful accounts                                  22,040
        Depreciation and amortization                                    79,386
        Changes in operating assets and liabilities:
           Accounts receivable                                         (381,649)
           Prepaid expenses and other                                   (39,690)
           Accounts payable                                              36,684
           Accrued expenses                                              87,097
                                                                      ---------
               Net cash provided by operating activities                 24,517
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of property and equipment                              (126,276)
                                                                      ---------
               Net cash used in investing activities                   (126,276)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from lines of credit, net                                  173,905
    Proceeds from note payable to stockholder                            82,000
    Payments of notes payable                                           (40,055)
    Payments of capital lease obligations                               (12,976)
    Proceeds from stockholder receivable                                  1,000
                                                                      ---------
               Net cash provided by financing activities                203,874
                                                                      ---------

               Net increase in cash                                     102,115

CASH, beginning of year                                                 175,104
                                                                      ---------
CASH, end of year                                                     $ 277,219
                                                                      =========



                                   (Continued)

                            SEQUENT ASSOCIATES, INC.

                             STATEMENT OF CASH FLOWS

                          Year Ended December 31, 1996

                                   (Continued)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Interest paid                                                        $65,000
                                                                         =======

    Income taxes paid                                                    $   800
                                                                         =======


                        See Notes to Financial Statements

                            SEQUENT ASSOCIATES, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.       Nature of Business and Summary of Significant Accounting Policies

         NATURE OF BUSINESS

         Sequent Associates, Inc. (Company) was incorporated in California in February, 1984. The Company provides engineering professionals on a temporary (contract) basis to companies in the high-technology industries located primarily in California.

         SIGNIFICANT ACCOUNTING POLICIES

         Revenue Recognition:

         Fees from contractor services are recognized as services are performed.

         Property and Equipment:

         Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally five years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the lesser of their useful lives or the remaining lease term.

         Income Taxes:

         The Company has elected S-Corporation status for income tax purposes. Accordingly, the stockholders are required to report, at the stockholder level, their pro rata share of the Company's taxable income. The Company is subject to minimal current state taxes on its taxable income.

         Statement of Cash Flows:

         For purposes of this statement, cash includes cash in bank demand and liquid asset accounts.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in the financial statements and the accompanying notes. Actual results could differ from those estimates.

                            SEQUENT ASSOCIATES, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.       Summary of Significant Accounting Policies (continued)

         Concentration of Credit Risk:

         Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable. At December 31, 1996, all of the Company's cash was on deposit with one bank. Cash accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

         The Company does not require collateral from its customers and generally requires payment in 30 days. The Company periodically evaluates the collectibility of its accounts receivable and provides an allowance for potential credit losses as necessary. Historically, credit losses have been within management's expectations.

2.       Property and Equipment

         Property and equipment consists of the following:

         Equipment                                                               $357,053
         Furniture and fixtures                                                   142,001
         Leasehold improvements                                                    29,068
                                                                                 --------

                                                                                  528,122
              Less accumulated depreciation and amortization                      245,529
                                                                                 --------
                                                                                 $282,593
                                                                                 ========

3.       Borrowings

         Short-Term Borrowings:

         The Company has a revolving line of credit agreement which allows for borrowings of up to $1,500,000 based on 80% of eligible accounts receivable at the bank's prime rate plus 1.75% (10% in total at December 31, 1996). Borrowings are secured by substantially all of the assets of the Company and are guaranteed by the stockholders. The agreement requires the Company to meet certain financial covenants and maintain profitable operations. The agreement is subject to renewal in May, 1997.

                            SEQUENT ASSOCIATES, INC.

                          NOTES TO FINANCIAL STATEMENTS


3.       Borrowings (continued)

         Short-Term Borrowings: (continued)

         The Company also has an equipment line which allows for borrowings of up to $100,000 at the bank's prime rate plus 2%.

         In March, 1997, the outstanding borrowings on the equipment line ($76,287 at December 31, 1996) will convert to a term note payable in equal monthly installments through March, 2001. The equipment line is secured by property and equipment and guaranteed by the stockholders.

         Long-Term Borrowings:

         Note payable to bank secured by equipment, payable in monthly installments of $1,667, plus interest at the bank's prime rate plus
         2.5%, through June, 1999                                                $ 45,891

         Note payable to bank secured by equipment, payable in monthly installments of $2,180, plus interest at the bank's prime rate plus
         2.0%, through July, 2000                                                  93,803

         Other                                                                         --
                                                                                 --------

                                                                                  139,694
                           Less current maturities                                 46,178
                                                                                 --------

                                                                                 $ 93,516
                                                                                 ========
         Future principal maturities are as follows:

                             1997                                                $ 46,178
                             1998                                                  46,178
                             1999                                                  32,068
                             2000                                                  15,270
                                                                                 --------
                                                                                 $139,694
                                                                                 ========

                            SEQUENT ASSOCIATES, INC.

                          NOTES TO FINANCIAL STATEMENTS


3.       Borrowings (continued)

         Note Payable to Stockholder:

         The Company has a demand note payable to a stockholder, with interest at 8.5%.

4.       Commitments

         The Company leases its Northern California and Southern California facilities under non-cancelable operating leases which expire January, 2000 and February, 1997, respectively. Under the terms of the leases, the Company is required to maintain property and general liability insurance. The Company has an option to extend the Northern Californian lease for an additional five years. The Southern California lease automatically renews for an additional six months unless canceled by either party.

         The Company also leases equipment under capital lease agreements with an original cost of $62,450 and a net book value of $13,988 at December 31, 1996. The lease agreements require the Company to pay insurance and certain maintenance costs.

         Future minimum lease payments under capital and operating leases, are as follows:

                                                 Capital     Operating
                                                 Leases        Leases       Total
                                                --------     ---------    ----------
                             1997               $ 13,700     $ 131,000    $  144,700
                             1998                  7,700       131,000       138,700
                             1999                  3,700       132,000       135,700
                             2000                  2,100        11,000        13,100
                                                --------     ---------    ----------
                                                  27,200     $ 405,000    $  432,200
                                                             =========    ==========
         Less amount representing interest         8,032
                                                --------
                                                  19,168

         Less current portion                      9,888
                                                --------

                                                $  9,280
                                                ========

         Rent expense under operating leases was $136,000 in 1996.

                            SEQUENT ASSOCIATES, INC.

                          NOTES TO FINANCIAL STATEMENTS


5.       Stockholder Notes Receivable

         Included in other assets are notes receivable from stockholders of $25,000 with accrued interest at 8% which are due in 1999.

         The Company also has a $9,000 stockholder note receivable, with interest at 7%, collateralized by shares of common stock.

6.       Stockholders' Equity

         The Company has issued common stock to employees subject to agreements. Under the terms of the agreements, the Company has the right to repurchase the stock if the employee leaves the Company. The repurchase price is equal to the Company's net book value on a per share basis.

7.       Accrued Expenses

         Accrued expenses consists of the following:

                  Contractor compensation costs                         $234,807
                  Payroll and related expenses                           151,103
                  Other                                                   49,867
                                                                        --------
                                                                        $435,777
                                                                        ========

SEQUENT ASSOCIATES, INC.

UNAUDITED INTERIM BALANCE SHEET

                                                                             JUNE 30,
(IN THOUSANDS)                                                                 1997
(UNAUDITED)
                                       ASSETS

Current Assets:

Cash and cash equivalents                                                    $   539
Trade receivables                                                              2,081
Prepaid expenses and other current assets                                         16
                                                                             -------
Total current assets                                                           2,636

Furniture and equipment, net                                                     284
Receivables from related parties, net of current portion                          40
Other assets, net                                                                 14
                                                                             -------

Total assets                                                                 $ 2,974
                                                                             =======

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

Accounts payable and other accrued liabilities                               $   638
Current portion of bank line of credit facility                                  641
Current Portion of notes payable and capital lease obligations                    55
                                                                             -------
Total current liabilities                                                      1,334

Notes payable and capital lease obligations, net of current portion              196
Deferred income taxes, net of current portion                                      3
                                                                             -------
Total liabilities                                                              1,533
                                                                             -------

Commitments and contingencies

Shareholders' Equity:

Common stock, no par value; 2,500 authorized, 1,187 issued and outstanding       257
Stock subscriptions receivable                                                    (9)
Retained earnings                                                              1,193
                                                                             -------
Total shareholders' equity                                                     1,441
                                                                             -------

Total liabilities and shareholders' equity                                   $ 2,974
                                                                             =======


See notes to unaudited interim financial statements.

SEQUENT ASSOCIATES, INC.

UNAUDITED INTERIM STATEMENTS OF INCOME AND
RETAINED EARNINGS

(IN THOUSANDS)
(UNAUDITED)                                               FOR THE SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              1996         1997
Net service revenues                                         $7,322      $10,103
Direct cost of services                                       5,431        7,458
                                                             ------      -------

Gross profit                                                  1,891        2,645

Selling, general and administrative expenses                  1,508        2,074
Depreciation and amortization expense                            37           44
Other (income) expense                                           31           43
                                                             ------      -------

Income before income taxes                                      315          484
Provision for income taxes                                        1            1
                                                             ------      -------
Net income                                                      314          483
Retained Earnings, Beginning of Year                            489          709
                                                             ------      -------
Retained Earnings, End of Year                               $  803      $ 1,192
                                                             ======      =======


See notes to unaudited interim financial statements.

                            SEQUENT ASSOCIATES, INC.
                   UNAUDITED INTERIM STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                    For the six
                                                    months ended
                                                      June 30,

                                                   1996      1997

Cash flows from operating activities:

 Net income                                        $ 314    $ 483
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                       37       44
 (Increase) decrease in operating assets:
  Trade receivables, net                             144     (145)
  Receivables from related parties                   (42)      --
  Prepaid and other assets                            46       31
 Increase (decrease) in operating liabilities:
  Accounts payable and other accrued liabilities      83      110
                                                   -----    -----
    Cash provided by operating activities            582      523
                                                   -----    -----

Cash flows from investing activities:
 Capital expenditures                                (16)     (45)
                                                   -----    -----
    Cash used in investing activities                (16)     (45)
                                                   -----    -----

Cash flows from financing activities:
 Payments on bank line of credit facility, net      (400)    (150)
 Payments on notes and capital lease obligations     (24)     (66)
                                                   -----    -----
    Cash used in financing activities               (424)    (216)
                                                   -----    -----

Decrease in cash and cash equivalents                142      262
Cash and cash equivalents, beginning of year         175      277
                                                   -----    -----

Cash and cash equivalents, end of year             $ 317    $ 539
                                                   =====    =====



              See notes to unaudited interim financial statements.

                            SEQUENT ASSOCIATES, INC.

                 NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

Interim Financial Information

The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of the interim periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1997.

                            ROMAC INTERNATIONAL, INC.

                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL INFORMATION



         The following unaudited pro forma combined financial information for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared to reflect the financial position of Romac International, Inc. (the "Company") as if the acquisitions of Uni*Quality Systems Solutions, Inc., d/b/a UQ Solutions, Inc. ("UQ") in September 1997, and Sequent Associates, Inc. ("Sequent") in September 1997, had occurred effective January 1, 1996.

                                 UQ ACQUISITION

         The acquisition was treated as a purchase for financial reporting purposes. The Company acquired UQ for approximately $19.6 million in cash and was determined through arms-length negotiations by the parties. The purchase price is subject to an earn-out agreement wherein seven and one-half times all earnings before income taxes, interest, and amortization of UQ in excess of $2,772,750 and three times all earnings before income taxes, interest, and amortization greater than $2,772,750 for the years ending June 30, 1998 and 1999, respectively, shall be paid to UQ's prior owners in the form of additional purchase price and would be amortized over the remaining life of goodwill. The earn-outs, if achieved, would be paid in the form of cash on or before August 31, 1998 and August 31, 1999, respectively. The transaction was financed by the proceeds of the Company's secondary public offering which have been invested in short-term securities since May 1996.

                               SEQUENT ACQUISITION

         The acquisition was treated as a purchase for financial reporting purposes. The Company acquired Sequent for approximately $20.3 million in cash and was determined through arms-length negotiations by the parties. The purchase price is subject to an earn-out agreement wherein eight times earnings before income taxes, interest, and amortization in excess of $2,375,000 for the year ended September 30, 1998, shall be paid in the form of additional purchase price and would be amortized over the remaining life of goodwill. The earn-outs, if achieved, would be paid in the form of cash within 60 days of when the earnout is determined but no later than December 31, 1998. The purchase price is also subject to certain indemnity obligations contained in the Agreement. The transaction was financed by the proceeds of the Company's secondary public offering in May 1996 and the Company's Revolving Line of Credit Loan Agreement with Nationsbank, N.A.

         The unaudited pro forma consolidated financial statements are derived, in part, from historical financial statements and should be read in conjunction with those financial statements and the notes thereto. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the assumed transaction had occurred on the dates indicated or the expected financial position or results of operations in the future. The unaudited pro forma consolidated statement of income should be read in conjunction with the separate historical financial statements of Romac International, Inc. and in conjunction with the related assumptions and notes to these unaudited pro forma consolidated financial statements. The historical earnings per share amounts have been adjusted to reflect the two for one stock split effected as a 100% stock dividend to shareholders of record on October 3, 1997, which will be reflected on the Nasdaq National Market on October 17, 1997.

ROMAC INTERNATIONAL

PRO FORMA COMBINED BALANCE SHEET

                                                                                HISTORICAL
AS OF JUNE 30, 1997                                             -------------------------------------
(IN THOUSANDS)                                                      ROMAC                                 PRO FORMA
(UNAUDITED)                                                     INTERNATIONAL      UQ         SEQUENT     ADJUSTMENTS    PRO FORMA
                             ASSETS

Current Assets:

Cash and cash equivalents                                         $ 30,352      $     38      $   539      $(30,352)(b)   $    577
Short-term investments                                               3,903             0            0        (3,903)(b)          0
Trade receivables, net of allowance for doubtful
accounts of $581                                                    23,327         2,906        2,081                       28,314
Notes receivable from franchisees, current                             233                                                     233
Receivables from related parties, current                              525            11                                       536
Deferred tax asset                                                     243                                     (243)(b)          0
Prepaid expenses and other current assets                            1,273            31           16                        1,320
                                                                  --------      --------       ------      --------       --------
Total current assets                                                59,856         2,986        2,636       (34,498)        30,980

Notes receivable from franchisees, less current portion                 71                                                      71
Receivables from related parties, less current portion                 849                         40           (40)(a)        849
Deferred tax asset                                                     209                                       (3)(b)        206
Furniture and equipment, net                                         8,242           120          284                        8,646
Goodwill, net of accumulated amortization of $2,231                 21,927           418                     35,760 (b)     58,105
Other assets, net                                                    2,257            22           14                        2,293
                                                                  --------      --------       ------      --------       --------
Total assets                                                      $ 93,411      $  3,546      $ 2,974      $  1,219       $101,150
                                                                  ========      ========      =======      ========       ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

Accounts payable and other accrued liabilities                    $  2,268      $    428      $   638                     $  3,334
Accrued payroll costs                                                4,871           750                                     5,621
Current portion of bank line of credit facility                                                   641         5,041 (b)      5,682
Current portion of notes payable and capital lease obligations         891                         55           (55)(b)        891
Current portion of payables to related parties                       1,360                                                   1,360
Deferred income taxes-current portion                                                830                       (243)(b)        587
Income taxes payable                                                   940                                                     940
                                                                  --------      --------       ------      --------       --------
Total current liabilities                                           10,330         2,008        1,334         4,743         18,360

Notes payable and capital lease obligations                          1,636                        196          (196)(b)      1,636
Payables to related parties, less current portion                    1,575                                                   1,575
Deferred income taxes, net of current portion                                                       3            (3)(b)          0
Other long-term liabilities                                          1,829                                                   1,829
                                                                  --------      --------       ------      --------       --------
Total  liabilities                                                  15,370         2,008        1,533         4,544         23,400

Commitments and contingencies

Shareholders' Equity:

Preferred stock
Common stock, par value $.01; 100,000 authorized, 24,890 issued        249(c)          6          257          (263)(a)        249
Additional paid-in capital                                          63,637(c)                                               63,637
Stock subscriptions receivable                                          (1)                        (9)            9 (a)         (1)
Retained earnings                                                   15,081         1,532        1,193        (3,071)(b)     14,790
Less: reacquired stock at cost                                        (925)                                                   (925)
                                                                  --------      --------       ------      --------       --------
Total shareholders' equity                                          78,041         1,538        1,441        (3,325)        77,750
                                                                  --------      --------       ------      --------       --------
Total liabilities and shareholders' equity                        $ 93,411      $  3,546      $ 2,974      $  1,219       $101,150
                                                                  ========      ========      =======      ========       ========


See Notes to Unaudited Pro Forma Combined Balance Sheets.

                            ROMAC INTERNATIONAL, INC.

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                                  BALANCE SHEET




(a)      To adjust for assets and liabilities not purchased.

(b) To reflect purchase accounting adjustments for the allocation of purchase price and to reflect the use of cash and borrowing by Romac International, Inc. to finance transaction.

(c) As adjusted for a two for one stock split in the form of a 100% stock dividend to shareholders of record on October 3, 1997, which will be reflected on the Nasdaq National Market on October 17, 1997.

ROMAC INTERNATIONAL

PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED  DECEMBER 31,1996
(IN THOUSANDS)                                                               Historical
(UNAUDITED)                                                    -------------------------------------
                                                                   Romac                                  Pro Forma
                                                               International      UQ         Sequent     Adjustments     Pro Forma
Net service revenues                                              $94,210       $12,414      $15,892                     $122,516
Direct cost of services                                            53,839         8,847       11,765                       74,451
                                                                  -------       -------      -------                     --------

Gross profit                                                       40,371         3,567        4,127                       48,065

Selling, general and administrative expenses                       30,348         3,108        3,762        -2,081 (a)     35,137
Depreciation and amortization expense                               1,762            56           79         1,192 (b)      3,089
Other (income) expense                                             -1,685            13           65         2,054 (c)        447
                                                                  -------       -------      -------       ------- ---   --------

Income before income taxes                                          9,946           390          221        (1,165)         9,392
Provision for income taxes                                          3,965           157            1          -366 (d)      3,757
                                                                  -------       -------      -------       ------- ---   --------
Net income                                                        $ 5,981       $   233      $   220       $  -799       $  5,635
                                                                  =======       =======      =======       =======       ========

Net income per share(f)                                                                                                  $   0.24

Weighted average shares outstanding(f)                                                                                     23,560


See Notes to ProForma Combined Statements of Operations.

ROMAC INTERNATIONAL

PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTH PERIOD ENDED  JUNE 30,1997
(IN THOUSANDS)
(UNAUDITED)

                                                                  ROMAC                                PRO FORMA
                                                              INTERNATIONAL    UQ         SEQUENT     ADJUSTMENTS       PRO FORMA
                                                                               (e)          (e)
Net service revenues                                             $74,592     $9,670       $10,103                        $94,365
Direct cost of services                                           44,581      7,094         7,458                         59,133
                                                                 -------     ------       -------                        -------

Gross profit                                                      30,011      2,576         2,645            0            35,232

Selling, general and administrative expenses                      22,387      1,583         2,074         -730 (a)        25,314
Depreciation and amortization expense                              1,286         28            44          596 (b)         1,954
Other (income) expense                                            -1,063          4            43        1,248 (c)           232

Income before income taxes                                         7,401        961           484       -1,114             7,732
Provision for income taxes                                         2,895        384             1         -187 (d)         3,093
                                                                 -------     ------       -------       ------           -------
Net income                                                       $ 4,506     $  577       $   483      $-1,301           $ 4,639
                                                                 =======     ======       =======       ======           =======

Net income per share-Primary(f)                                                                                          $  0.18

Weighted average shares outstanding-primary(f)                                                                            25,342

Net income per share-Fully Diluted(f)                                                                                    $  0.18

Weighted average shares outstanding-Fully Diluted(f)                                                                      25,582


See Notes to Unaudited Pro Forma Combined Statements of Operations.

                            ROMAC INTERNATIONAL, INC.

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                            STATEMENTS OF OPERATIONS


         Basis of Recording the Transactions. The accompanying pro forma combined statements of operations for the year ended December 31,1996, and the six months ended June 30,1997, have been prepared to reflect the operations of the Company as if the following had occurred January 1, 1996: (i) the acquisition of UQ and (ii) the acquisition of Sequent.


         Statements of Income Adjustments. The following pro forma adjustments were made to the historical statements of the Company.

         (a) This adjustment for the year ended December 31, 1996 and the six months ended June 30,1997, relates to non-recurring selling, general and administrative expenses primarily due to eliminated salaries and related benefits of:

                                    Year Ended           Six Months Ended
                                December 31, 1996          June 30, 1997
                  UQ                 $(1,077)                 $(205)
                  Sequent             (1,004)                  (525)
                                     -------                  -----
                  Total              $(2,081)                 $(730)


         (b) This adjustment reflects the increase in amortization expense related to the goodwill and other intangible assets recorded under the purchase method of accounting for the following acquisitions:

                                    Year Ended           Six Months Ended
                                December 31, 1996          June 30, 1997
                  UQ                  $  602                    $301
                  Sequent                590                     295
                                      ------                    ----
                  Total               $1,192                    $596

         (c) This adjustment reflects the decrease in dividend and interest income of $1,485 and $1,063, for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively as investments were used to finance the acquisitions. In addition, it reflects the increase of interest expense as a result of the debt required to finance the acquisitions of $569 and $185, for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The weighted average interest expense rate used is 6.5%.

         (d) This adjustment reflects the increase in income tax expense based upon the proforma adjustments to income before provision for income taxes and as if Sequent were taxable as a C corporation based on the Company's effective tax rate of approximately 40%.

         (e)      Represents operations prior to effective date of acquisition.

         (f) As adjusted for a two for one stock split in the form of a 100% stock dividend effective October 3, 1997.